Exhibit 99.1
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc. 410 N. 44th St. Suite 100 Phoenix, AZ 85008

CONTACT:	Mr. Paul Skellon 602-685-4162

Mesa Air Group Announces Change to its Board of Directors
PHOENIX, October 10, 2006 — Mesa Air Group, Inc. (Nasdaq: MESA) announced today that General Ronald R. Fogleman, USAF, (Ret.) is voluntarily stepping down from the Company’s Board of Directors. Gen. Fogleman has served as a valuable member of the Board since 1998 and during this time has acted as the Board’s Audit Committee Chairman. Gen. Fogleman’s decision is based on a personal desire to reduce his involvement in public company Boards and his belief that he has accomplished the goals he set for himself and the Company when he joined the Board in 1998. “General Fogleman has made a significant contribution during his tenure on Mesa’s Board. He was always a voice of reason on the Board and the Audit committee and was instrumental in corporate governance and spearheading the Company’s mandate for compliance with the Sarbanes Oxley Act,” said Mesa Air Group Inc. Chairman and CEO, Jonathan Ornstein, “On behalf of the Board, Senior Management Team and people of Mesa, I would like to say thank you and offer our best wishes for the future,” Ornstein added.
Mesa currently operates 192 aircraft with over 1,200 daily system departures to 170 cities, 43 states, Canada, Mexico and the Bahamas. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreement with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Paul Skellon at 602-685-4162, paul.skellon@mesa-air.com or visit our website at http://www.mesa-air.com.
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